UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  May 14, 2009  (Date of earliest event reported)

THE ITALIAN OVEN, INC.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                              (State or other jurisdiction                         (Commission File      IRS Employer
of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-864-7737
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 3.03  MATERIAL MODIFICATION TO RIGHTS OF SHAREHOLDERS

           The Italian Oven, Inc. (Pink Sheets:  IOVN) today announced a share issuance moratorium.  By resolution dated May 13, 2009, no additional common stock is authorized to be issued by the company for a period of at least six (6) months.  As such, effective May 22, 2009, after the 100 for 1 share issuance, the number of shares issued and outstanding will be equal to or less than the following counts until at least November 13, 2009:

Total number of common shares:  938,291,700
Restricted common belonging to My Pleasure Limited, United Kingdom:  500,000,000
Public float shares:  325,161,800 (held by CEDE & Company)
Certificate shares:  113,129,900 (70,546,600 restricted, 42,583,300 unrestricted)

           Presently, there are 9,382,917 issued shares with 3,251,618 shares in the public float.

           WARNING:  The company again reiterates that trading in its common shares after the end of trading on May 15, 2009, may result in confusion with respect to the 100 for 1 share issuance.  The company set an ex-date of May 15, 2009, with an issuance date of May 22, 2009.  However, the corporate action is being treated as a forward split.  Therefore, it is unclear how CEDE & Company and the DTCC will handle shares traded between May 18, 2009, and the symbol change on May 22, 2009.  As such, extreme caution is advised.

            The company, to keep its shareholders updated as to progress with the company, established the following instant messaging accounts.  The company invites shareholders to add the accounts to their contact list to receive notice of SEC filings and press releases.

            Yahoo Messenger:  theitalianoven
            AIM:   IOVNinvestors
            ICQ:   576757259
            MECA Messenger:  italianoven
            MSN:  theitalianoven (at) live.com
            Twitter:  italianoven

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   May 14, 2009

THE ITALIAN OVEN, INC.

By: /s/ Joanna Chmielewska
Joanna Chmielewska, President